Morgan Stanley Health Sciences Trust
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001

Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Fischer
Scientific

05/09/01

$24.00

150,000

0.548%

$288,000,000

1.250%
Goldman
Sachs



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